Exhibit 10.1

EARNOUT CONFIRMATION Agreement

This Earnout Confirmation Agreement (the “Agreement”) is made and entered into on September 14, 2012, by and among UniTek Global Services, Inc., a Delaware corporation (“UniTek”), DirectSat USA, LLC, a Delaware limited liability company and a wholly-owned subsidiary of UniTek (“Purchaser”), Skylink LTD, an Ohio limited liability company (“LLC Seller”), and Mr. John Larbus, an individual resident of Ohio.

Recitals

A. The parties hereto are each a party to that certain Asset Purchase Agreement, dated as of September 14, 2012 (the “Purchase Agreement”).

B. This Agreement evidences the obligation of Purchaser to make those payments required by Sections 4.1.2 and 4.1.3 of the Purchase Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement.

C. In order to induce Sellers to enter into this Agreement and the Purchase Agreement, UniTek shall execute a guaranty of Purchaser’s obligations hereunder.

Witnesseth

NOW, THEREFORE, the parties to this Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound by this Agreement, do hereby agree as follows:

ARTICLE I

PAYMENT OF EARNOUT PAYMENTS

1.1 Purchaser shall pay the Earnout Payments required by Sections 4.1.2 and 4.1.3 of the Purchase Agreement, subject to the terms, conditions and limitations of such sections; provided, however, that anything else in this Agreement or the Purchase Agreement notwithstanding, the Earnout Payments may accrue but shall not be payable in cash either (x) during the period of the continuance of any event of default under UniTek’s senior loan agreements or (y) during any period when UniTek and its subsidiaries shall, both immediately prior to and after giving effect to any such payment, have amounts available under their revolving credit facilities, less the amount of outstanding trade payables of UniTek and its subsidiaries that are more than 60 days past due (both calculated based on the time of payment and on a five-day average), of less than $15,000,000, provided that such accrued Earnout Payments shall be immediately due and payable in cash within five (5) business days of the expiration of the circumstances described in subsection (x) and (y), as applicable, of this Section 1.1 (and the failure to make such payment within such five business day period shall be an “Event of Default” hereunder). The amount of any Earnout Payment not paid when originally due pursuant to the Sections 4.1.2 and 4.1.3 of the Purchase Agreement will increase by an amount equal to 10% per annum from such original due date until paid or converted into UniTek Common Stock (i.e. if the Initial Earnout Payment is not paid on December 31, 2012 then the Earnout Payment due on December 31, 2012 will begin to increase by an amount equal to 10% per annum from December 31, 2012 until paid or converted into UniTek Common Stock).

1.2 UniTek shall perform its obligations under Section 4.1.3 of the Purchase Agreement, subject to the terms, conditions and limitations of such section. UniTek hereby guaranties the performance of all obligations of Purchaser under the terms of this Agreement and the Asset Purchase Agreement as and when such obligations are to be performed by Purchaser pursuant to the terms and conditions of this Agreement and the Purchase Agreement. UniTek agrees that its guaranty constitutes a guarantee of payment when such obligations are to be performed by Purchaser and not of collection and LLC Seller shall not be required or obligated, as a condition of the UniTek’s liability, to make any demand upon or to pursue any of its rights against Purchaser. This is an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Earnout Payments, as such may be adjusted pursuant to the terms of the Purchase Agreement, have been indefeasibly paid in full. Except for any adjustment to the Earnout Payments pursuant to the terms of the Purchase Agreement, Unitek’s guaranty will not be affected by any surrender, exchange, acceptance, compromise or release by LLC Seller of Purchaser, or by any irregularity, unenforceability or invalidity of any of the Earnout Payments or any part thereof. UniTek’s obligations hereunder shall not be affected, modified or impaired by any counterclaim, set-off, recoupment, deduction or defense based upon any claim UniTek may have (directly or indirectly) against LLC Seller, except payment in cash of the Earnout Payments or, as provided in the Purchase Agreement and at the sole discretion of LLC Seller, in exchange for UniTek Common Stock.

ARTICLE II

CONVERSION; REMEDIES UPON EVENT OF DEFAULT

2.1 Upon the failure of Purchaser to timely pay all or any portion of an Earnout Payment when due pursuant to, and subject to the terms, conditions and limitations of, the Purchase Agreement (without regard to any deferral otherwise applicable to such payment pursuant to Section 1.1 above), then unpaid amount of such Earnout Payment may be converted, at the sole option of LLC Seller, into shares of UniTek Common Stock, at a price per share equal to the volume weighted average price per share of the UniTek Common Stock on the NASDAQ Global Market for the twenty (20) trading days prior to the date of such conversion, subject to the limitations on conversion set forth in Section 2.2.

2.2 In no case shall the aggregate number of shares of UniTek Common Stock issued upon conversion of this Agreement exceed 3,715,915(an amount equal to 19.9% of 18,672,941 outstanding shares of UniTek Common Stock as of the date of the Purchase Agreement). In the event that the limitation set forth in the foregoing sentence is triggered, then LLC Seller shall be deemed to have exercised its right to conversion under Section 2.1 only as to such portion of the unpaid Earnout Payment as to which conversion may be effected without resulting in the issuance of shares of UniTek Common Stock that would violate this Section 2.2. Purchaser shall be entitled to receive the balance of the Earnout Payment which could not be converted due to the restrictions contained in this Section 2.2 in accordance with the terms of this Agreement and the Purchase Agreement.

2.3 Upon delivery by LLC Seller to UniTek of a written notice of its election to convert all or any portion of the Earnout Payments pursuant to this Article 2, without any further action on the part of LLC Seller, Purchaser’s obligation to pay such portion of the Earnout Payments shall terminate and LLC Seller shall have no further rights with respect to such portion of the Earnout Payments other than the right to receive shares of UniTek Common Stock issuable upon conversion thereof. No fractional shares of UniTek Common Stock will be issued upon conversion of the Earnout Payments. In lieu of any fractional share to which LLC Seller would otherwise be entitled upon a conversion hereunder, Purchaser will pay to LLC Seller, in cash, the amount of the Earnout Payment that would otherwise be converted into such fractional share in accordance with the terms of this Agreement and the Purchase Agreement as a portion of the Earnout Payment that was not converted.

2.4 The failure of LLC Seller to exercise any conversion option herein provided upon the failure to receive timely payment of all or any portion of an Earnout Payment when due pursuant to, and subject to the terms, conditions and limitations of, the Purchase Agreement (without regard to any deferral otherwise applicable to such payment pursuant to Section 1.1 above) shall not constitute a waiver of the right to exercise such option in the event such Earnout Payment remains unpaid. In addition, if an Event of Default occurs and is not cured, LLC Seller may, at its option, demand, sue for, collect, or make any compromise or settlement it deems desirable.

2.5 Unitek and Purchaser each hereby jointly and severally agree to pay to LLC Seller all costs of collecting any Earnout Payments which may be due upon an Event of Default, and said costs and any other sums due LLC Seller by virtue of this Agreement may be included in any judgment or decree rendered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND UNITEK

3.1 Each of Purchaser and UniTek has been duly formed, is validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and UniTek has the company power to (i) own its properties and carry on its business as now being conducted and (ii) execute, deliver and perform its obligations under this Agreement.

3.2 The execution, delivery and performance by each of Purchaser and UniTek of this Agreement and its obligations hereunder: (i) have been duly authorized by all necessary company action on the part of Purchaser and UniTek, as the case may be; (ii) will not violate any provision of Law or any order of any court or other agency of the United States or any state thereof applicable to Purchaser or UniTek, as the case may be, or any of their respective properties or assets; (iii) will not violate any provision of the certificate of incorporation or bylaws of Purchaser or UniTek, as the case may be; and (iv) will not result in a default under any other material agreement, order or undertaking binding on Purchaser or UniTek, as the case may be.

3.3 All authorizations, approvals, registrations or filings from or with any Governmental Entity required for the execution, delivery and performance by Purchaser or UniTek, as the case may be, have been duly obtained or made and are in full force and effect.

3.4 This Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of each of Purchaser and UniTek, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; and

3.5 There are no actions, suits or other proceedings at law or in equity against Purchaser or UniTek by or before any arbitrator, arbitration panel or Governmental Entity, (b) there are no investigations known to Purchaser or UniTek by any Governmental Entity of the affairs of, or threatened action in writing, suit or other such proceeding against or affecting, Purchaser or UniTek or any of their respective properties or rights, and (iii) neither Purchaser nor UniTek is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Entity binding upon it; except, in the case of sub-clauses (i) through (iii), where such could not reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” means a material adverse effect on (i) the business, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of UniTek or (ii) the ability of Purchaser or UniTek to perform its obligations under this Agreement or on LLC Seller’s ability to enforce any such obligations.

ARTICLE IV

MISCELLANEOUS

4.1 The provisions of this Agreement may be amended only with the written consent of each of the parties hereto.

4.2 All payments to be made to LLC Seller shall be made in the lawful money of the United States in immediately available funds.

4.3 All questions concerning the construction, validity, and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

4.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.5 SUBMISSION TO JURISDICTION. Each of the parties hereby irrevocably submits itself to the jurisdiction of the state courts of the State of Ohio in Hancock County and to the jurisdiction of the United States District Court for the Northern District of Ohio for the purposes of any suit, action or other proceeding arising out of or based upon this agreement or the subject matter hereof. Each of the parties, to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this agreement or the subject matter hereof may not be enforced in or by such Court. Each of Purchaser and Unitek agrees that its submission to jurisdiction is made for the express benefit of LLC Seller. Final Judgment against Purchaser or Unitek in any such action, suit or proceeding shall be conclusive, and may be enforced in any other jurisdiction (A) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of indebtedness or liability of Purchaser or Unitek, as the case may be, therein described or (B) in any other manner provided by or pursuant to the laws of such other jurisdiction.

4.6 CONFESSION OF JUDGMENT. Purchaser and Unitek each hereby authorizes any attorney at law to appear in any Court of Record in the State of Ohio or in any state or territory of the United States after any or all of the Earnout Payments become due, whether upon an Event of Default or otherwise, to waive the issuing and service of process, and to confess judgment against any one or more of Purchaser and/or Unitek in favor of LLC Seller for the amount then appearing due, including interest, late charges, collections costs, attorneys' fees and the like, together with costs of suit, and thereupon to waive and release all errors in said proceedings and judgments, and all petitions in error and rights of appeal from said judgments, and all stays of execution. No such judgment or judgments against less than all of Purchaser and/or Unitek shall be a bar to a subsequent judgment or judgments against any one or more of Purchaser and/or Unitek against whom judgment has not been obtained hereon, this being a joint and several warrant of attorney to confess judgment.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

UNITEK GLOBAL SERVICES, INC.

By:	/s/ Ronald J. Lejman
Printed Name:	Ronald J. Lejman
Its:	Chief Financial Officer

WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

DIRECTSAT USA, LLC

By:	/s/ Ronald J. Lejman
Printed Name:	Ronald J. Lejman
Its:	Manager

SKYLINK LTD.

By:	/s/ John Larbus
Printed Name:	John Larbus
Its:	CEO

/s/ John Larbus
John Larbus

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